Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No. 4 to Form S-4 (File No. 333-274049) of Revelstone Capital Acquisition Corp. of our report dated April 6, 2023 relating to the financial statements of Set Jet, Inc., as of and for the years ended December 31, 2022 and 2021, which includes an explanatory paragraph as to Set Jet Inc.’s ability to continue as a going concern, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ dbbmckennon

Newport Beach, California

December 7, 2023